Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Variable Insurance Products Fund IV of our reports dated February 11, 2025, relating to the financial statements and financial highlights of VIP Communication Services Portfolio, VIP Industrials Portfolio, and VIP Utilities Portfolio; of our report dated February 12, 2025, relating to the financial statements and financial highlights of VIP Materials Portfolio, which appear in Variable Insurance Products Fund IV’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2024. We also consent to the references to us under the headings: “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
April 18, 2025